Exhibit 99.1

PINNACLE ENTERTAINMENT REPORTS 2013 FIRST QUARTER RESULTS

LAS VEGAS, May 1, 2013 – Pinnacle Entertainment, Inc. (NYSE: PNK) today reported financial results for the first quarter ended March 31, 2013.

2013 First Quarter Financial Highlights:

•	Revenues increased $19.7 million or 6.7% year over year to $312.6 million, and Consolidated Adjusted EBITDA decreased $0.6 million or 0.9% year over year to $73.9 million.

•

Loss from continuing operations was $85.3 million, which included a $92.2 million non-cash impairment charge related to the Company’s investment in Asian Coast Development (Canada), Ltd. (ACDL), versus a loss from continuing operations of $0.3 million in the prior year period.

•

Adjusted income per share, which normalizes for the effect of non-recurring and one-time items, was $0.25 versus $0.33 in the prior year period. GAAP net loss per share was $1.46 versus a loss per share of $0.02 in the prior year period.

Additional Highlights:

•

On December 20, 2012, the Company entered into a merger agreement to acquire Ameristar Casinos, Inc. in an all cash transaction valued at $26.50 per Ameristar share. On April 25, 2013, Ameristar stockholders approved the acquisition. The Company continues to expect the transaction to close in the second or third quarter of 2013, subject to closing conditions, including the receipt of required regulatory approvals.

•

On April 2, 2013, Ameristar Casinos successfully completed a consent solicitation relating to its 7.50% Senior Notes due 2021 for a consent fee of $19.00 for each $1,000 in principal amount of notes, 50% of which was paid shortly after the expiration of the consent solicitation. The Company paid $9.8 million for the initial portion of the consent fee payments in April 2013, with the balance expected to be paid to bond holders upon closing the transaction. Following this consent, the Company now expects to complete the Ameristar merger using a simplified structure, which provides for a singular, unified capital structure for the combined companies.

In the 2013 first quarter, revenues increased $19.7 million or 6.7% year over year to $312.6 million. Consolidated Adjusted EBITDA decreased $0.6 million or 0.9% year over year to $73.9 million. Consolidated Adjusted EBITDA margin decreased 181 basis points year over year to 23.6%, principally due to L’Auberge Baton Rouge still being in its operational ramp up period. On a same store basis, Consolidated Adjusted EBITDA margin declined 52 basis points year over year to 24.9%.

Operating income was $36.1 million in the 2013 first quarter versus $43.5 million in the prior year period. Loss from continuing operations was $85.3 million in the 2013 first quarter versus a loss of $0.3 million in the prior year period. Loss from continuing operations was negatively affected by the $92.2 million non-cash impairment charge related to the Company’s investment in ACDL, pre-opening and development costs primarily associated with the Ameristar acquisition, increased interest expense related to a bond offering and term loan completed in March 2012, and generally soft economic conditions, particularly during the first two months of the 2013 first quarter.

Adjusted income per share, which normalizes for the effect of non-recurring and one-time items in both periods, was $0.25 in the 2013 first quarter versus $0.33 in the prior year period. GAAP net loss per share was $1.46 in the 2013 first quarter versus a loss per share of $0.02 in the prior year period.

Summary of First Quarter Results

($ in thousands, except per share data)	Three Months Ended March 31,
	2013	2012
Net revenues	$312,639	$292,985
Consolidated Adjusted EBITDA (1)	$73,907	$74,553
Consolidated Adjusted EBITDA margin (1)	23.6%	25.4%
Loss from continuing operations	$(85,346)	$(326)
Loss from continuing operations margin	(27.3)%	(0.1)%
Operating income (2)	$36,116	$43,494
GAAP net loss	$(85,391)	$(1,009)
Diluted loss per share	$(1.46)	$(0.02)
Adjusted income per share(1)	$0.25	$0.33

(1)	For a further description of Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDA margin, and Adjusted income per share, please see the section entitled “Non-GAAP Financial Measures” and the reconciliations to the GAAP equivalent financial measures below.
(2)	Operating income in the 2013 first quarter includes $7.6 million in pre-opening and development costs, principally comprised of costs related to the Company’s acquisition of Ameristar Casinos, versus $2.8 million in the prior year period, and a $0.3 million net negative impact related to write-downs, reserves and recoveries versus a net negative impact of $0.01 million in the prior year period.

Anthony Sanfilippo, President and Chief Executive Officer of Pinnacle Entertainment, commented, “The operating environment was challenging in the 2013 first quarter, with economic pressure from the payroll tax increase and the delay in tax refund checks dampening business volumes at our casinos. We worked diligently to control costs and increase marketing and operating efficiency across the system during the first quarter, which helped reduce the impact of soft demand trends on the cash flow our assets produce.

“We are encouraged that year over year revenue, EBITDA and margin performance improved as the first quarter progressed, with the stronger trends seen in March continuing in April. We are optimistic that improving fundamentals and a continued focus on cost control and profitable revenue growth initiatives will drive improved operating performance as we progress through 2013.

“We have made significant progress towards completing the Ameristar acquisition. We are pleased that Ameristar’s stockholders overwhelmingly approved the transaction on April 25, and with this important milestone behind us, we will continue to work diligently to complete the remaining steps that are required to close the transaction. Specifically, we are working diligently to obtain the necessary federal and state regulatory approvals.

“We have spent the past few months doing more detailed integration planning and analysis, and have grown increasingly confident in the scale benefits and synergy opportunities the combination of the two companies will create. We are confident we can achieve at least $40 million of synergies and efficiencies of scale between the two companies. We look forward to welcoming Ameristar team members into the Pinnacle family in the future.”

2013 First Quarter Operational Overview

L’Auberge Lake Charles 2013 first quarter revenues decreased by $6.6 million or 6.8% year over year to $90.3 million, while Adjusted EBITDA decreased by $2.8 million or 9.4% year over year to $26.9 million. Adjusted EBITDA margin at the property decreased by 85 basis points year over year to 29.8%. L’Auberge Lake Charles began the first phase of an extensive room-remodeling program in the 2012 fourth quarter, which continued into the 2013 first quarter and was completed in April of 2013. During the 2013 first quarter, the room remodeling program displaced approximately 13,631 available room nights at the property. The property anticipates beginning the second phase of the room-remodeling program in the Fall of 2013, which will renovate the remaining 240 rooms and is expected to be completed in the first half of 2014.

On L’Auberge Lake Charles’ performance, Mr. Sanfilippo commented, “L’Auberge Lake Charles experienced significant disruption from the execution of the first phase of its room renovation program, which displaced approximately 16% of its available room nights on a year over year basis and exacerbated the generally soft market conditions the property experienced for the first two months of the first quarter. A focus on expense discipline and marketing efficiency mitigated some of the impact that the decline in revenues had on the property in the first quarter.

“Operating trends in Lake Charles improved in March, and stronger business volumes continued in April. We are optimistic that the elimination of disruption from the property’s renovation program in April, coupled with generally improved market conditions and a continued focus on operational efficiency, will permit the property to resume growth as we progress through the seasonally stronger Spring and Summer months.”

In the St. Louis segment, revenues decreased by $4.1 million or 4.1% year over year to $96.3 million in the 2013 first quarter. Adjusted EBITDA declined by $0.7 million or 2.8% year over year to $25 million, while Adjusted EBITDA margin in St. Louis increased 33 basis points year over year to 25.9% in the 2013 first quarter. During the 2013 first quarter, the St. Louis segment experienced generally soft market conditions. Expense discipline limited the impact of revenue declines on Adjusted EBITDA and permitted year over year margin expansion in the segment.

Boomtown New Orleans revenues declined by $2.1 million or 6.3% year over year to $30.9 million in the 2013 first quarter, while Adjusted EBITDA declined by $0.7 million or 6.5% to $10.3 million. Adjusted EBITDA margin at the property was essentially unchanged year over year at 33.2%. The year over year decline in Boomtown New Orleans’ 2013 first quarter revenues was driven principally by lower gaming volumes, but cost containment and increased marketing efficiency implemented at this property limited the impact this had on Adjusted EBITDA and margins.

Continuing on the performance of Boomtown New Orleans, Mr. Sanfilippo added, “A new leadership team assumed the operation of Boomtown New Orleans in the 2012 fourth quarter, and we are proud of the progress our team members there have made in stabilizing and improving the business. Gaming revenue performance of the property improved in each successive month of the 2013 first quarter, and this improvement continued into April. In addition, significant progress was made in streamlining the operating expense structure of the property, while simultaneously improving service levels and the quality of the property and guest experience. As we progress through 2013, Boomtown New Orleans will continue its focus on operational efficiency and driving profitable revenue growth.”

L’Auberge Baton Rouge revenue was $36.7 million in the 2013 first quarter, while Adjusted EBITDA was $5.1 million, an increase of 52% quarter over quarter. Adjusted EBITDA margin was 13.9% in the 2013 first quarter, an improvement of 428 basis points versus the 2012 fourth quarter.

On the ramp up of L’Auberge Baton Rouge, Mr. Sanfilippo commented, “We are very pleased with the initial performance of L’Auberge Baton Rouge, particularly during its second full quarter of operation. The property saw its gaming volumes increase in each month of the 2013 first quarter, with record gaming revenue and Adjusted EBITDA performance in March. Cash non-gaming revenues have been very strong since the inception of operations, and the property’s mychoice player loyalty database grew 40% in the 2013 first quarter. The team members in Baton Rouge made significant progress in increasing the operating efficiency of the property, which is evident in its improved profitability in the 2013 first quarter.

“We expect L’Auberge Baton Rouge to continue to ramp up its operations and Adjusted EBITDA production in 2013, particularly through growth of gaming volumes from regional high-end players, further database growth and continued rationalization of its operating expense structure.”

Belterra’s 2013 first quarter revenues declined by $3.4 million or 9.0% year over year to $34.9 million, while Adjusted EBITDA decreased by $1.7 million or 20.6% year over year to $6.4 million. Adjusted EBITDA margin decreased 267 basis points year over year to 18.3%. Belterra’s 2013 first quarter Adjusted EBITDA was negatively affected by lower gaming volumes, elevated repair and maintenance expenses, new competition in several of its Ohio feeder markets, and the closure of two food and beverage outlets for remodeling. The property’s newly renovated buffet re-opened on March 13, 2013. The second food and beverage outlet is expected to open in the second quarter of 2013.

Boomtown Bossier City revenues declined $1.7 million or 7.4% year over year to $21.0 million in the 2013 first quarter, while Adjusted EBITDA decreased $0.5 million or 8.2% to $5.4 million. Adjusted EBITDA margin at the property declined 23 basis points year over year to 26.0% in the 2013 first quarter, with expense discipline limiting the impact of the decline in revenues on Adjusted EBITDA and profitability.

Corporate overhead expenses declined $0.4 million or 7.4% year over year to $5.0 million in the 2013 first quarter. The reduction in 2013 first quarter corporate overhead expense was driven principally by efforts to eliminate non-value added expenses at the Company’s Las Vegas headquarters, as well as a ramp up of cost savings and property allocations.

Ameristar Transaction Financing and Pipeline Project Update

Carlos Ruisanchez, Executive Vice President and Chief Financial Officer of Pinnacle Entertainment, commented, “In the first quarter, we made significant progress toward completing the Company’s acquisition of Ameristar Casinos, including the successful receipt of consents for certain waivers and amendments on Ameristar’s 7.50% Senior Notes that permit us to pursue a singular, unified financing structure for the combined companies. We believe this approach to financing the transaction will result in a more simplistic and streamlined structure for the combined companies, and result in a lower cost of capital and administrative expenses.

“On the pipeline, we continue to make progress on redeveloping River Downs into a gaming entertainment center. Demolition of the existing grandstand and related facilities was completed in the 2013 first quarter, and construction of the new gaming entertainment center commenced in the 2013 first quarter with the placement of foundation pilings. Our plans will include approximately 1,600 video lottery terminals, four food and beverage outlets, a VIP lounge, over 2,000 parking spaces, and new racing facilities. The project budget remains $209 million, excluding license fees, original acquisition costs and capitalized interest, and we plan to open the facility in the second quarter of 2014.

“The expansion of River City in St. Louis remains on budget and is on schedule. The 1,600 space enclosed parking structure opened on November 21, 2012, and significant progress was made on the hotel and multi-purpose event center elements of this project during the 2013 first quarter. We expect the event center to open in June of 2013, and the 200-room hotel to commence operations by the Fall of 2013. The opening of the garage has alleviated pressure on parking availability at the property, and we look forward to the hotel and event center rounding out River City’s amenity set as those elements come online in 2013. $56.5 million of the $82 million budgeted for this project had been incurred through the 2013 first quarter.

“In New Orleans, we commenced construction of a $20 million, 150-room hotel. We expect the hotel to open in the second quarter of 2014, and to round out the amenity set and improve the geographic reach of Boomtown New Orleans.”

On March 4, 2013, ACDL received notice from MGM Hospitality of its decision to terminate its contract to operate Phase 1 of ACDL’s Ho Tram Beach development in the Southeast coast of Vietnam, effective June 2, 2013. On April 5, 2013, ACDL received the formal approval from the Government of Vietnam of its requested amendment to its Investment Certificate. Significant risks and challenges remain to opening Phase A1 of the Ho Tram Beach development, as well as subsequent phases of the master plan for Ho Tram Beach. These include the manner in which the Phase A1 resort will be opened and operated, the resumption of funding by its Vietnamese bank syndicate, securing a working capital facility to operate the Phase A1 resort, securing additional funding needed to complete the remaining elements of the Ho Tram Beach master plan, and remaining in compliance with its amended investment certificate. As a result of the current circumstances, the Company recorded an impairment charge of $92.2 million, writing down the remaining asset carrying value of its investment in ACDL.

In the 2013 first quarter, the Company entered into an amended definitive agreement to dispose of its land holdings in Atlantic City for total consideration of approximately $30.6 million. The transaction is subject to a financing contingency. The transaction is now expected to close by the end of the 2013 third quarter.

Liquidity and Capital Expenditures

At March 31, 2013 the Company had approximately $98.9 million in cash and cash equivalents, an estimated $70.0 million of which is used in day-to-day operations. As of the end of the 2013 first quarter, the Company’s $410 million revolving credit facility was undrawn and approximately $8.1 million of letters of credit were outstanding.

Capital expenditures totaled approximately $39 million during the 2013 first quarter. In the 2013 first quarter, cash expenditures totaled $15.6 million for the River City expansion, $4.4 million for the River Downs redevelopment, and $11.6 million for the Lake Charles and Belterra remodeling projects. Excluding land and capitalized interest costs, approximately $56.5 million of the $82 million budget for the River City expansion project and $7.5 million of the $209 million budget for the River Downs redevelopment has been incurred.

Interest Expense

Gross interest expense before capitalized interest was $29.1 million in the 2013 first quarter versus $27.4 million in the prior year period. Capitalized interest in the 2013 first quarter was $0.4 million versus $5.4 million in the prior year period. The decrease in capitalized interest in the 2013 first quarter is attributable to the Company ceasing interest expense capitalization on L’Auberge Baton Rouge in August 2012 and on its investment in ACDL at the end of the 2012 fourth quarter. In the 2013 first quarter, the Company capitalized interest expense on its expenditures related to the River City expansion and River Downs redevelopment projects.

Discontinued Operations

Discontinued operations consist of the Company’s Atlantic City, New Jersey land and Reno excess land; its former Boomtown Reno operations; its former President Riverboat Casino in St. Louis, Missouri; its former Casino Magic Argentina operations; its former Casino Magic Biloxi, Mississippi operations; and its former Bahamian operations. For the three months ended March 31, 2013, the Company recorded a loss of $0.05 million, net of income taxes, related to its discontinued operations versus a loss of $0.7 million in the prior year period.

Pending Acquisition of Ameristar Casinos, Inc.

As previously announced, on December 20, 2012, Pinnacle Entertainment entered into an agreement to acquire Ameristar Casinos, Inc., pursuant to which Pinnacle will acquire all of the outstanding common shares of Ameristar for $26.50 per share in cash or $2.8 billion including assumed debt. The acquisition is subject to customary closing conditions, including required regulatory approvals. Ameristar’s stockholders approved the acquisition on April 25, 2013. No assurance can be given that the merger will be completed.

Ameristar and Pinnacle filed the required Hart-Scott-Rodino premerger notification and report forms on January 11, 2013. Pinnacle has filed applications for regulatory approvals as required under applicable gaming laws.

On February 11, 2013 the Company received a request for additional information and documentary materials (a “Second Request”) from the Federal Trade Commission (“FTC”) regarding its proposed acquisition of Ameristar. The information request was issued under notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”).

The effect of the Second Request is to extend the waiting period imposed by the HSR Act until 30 days after both companies have substantially complied with the Second Request, unless that period is extended voluntarily by the companies or terminated sooner by the FTC. Pinnacle Entertainment continues to work cooperatively with the FTC in connection with this review. Completion of the transaction remains subject to the expiration or termination of the waiting period under the HSR Act, and customary closing conditions, including required regulatory approvals. Pinnacle continues to expect the transaction to close during the second or third quarter of 2013.

Investor Conference Call

Pinnacle Entertainment will hold a conference call for investors today, Wednesday, May 1, 2013, at 10:00 a.m. Eastern Time (7:00 a.m. Pacific Time) to discuss its 2013 first quarter financial and operating results. Investors may listen to the call by dialing (706) 679-7241. The code to access the conference call is 35887651. Investors may also listen to the conference call live over the Internet at www.pnkinc.com.

A replay of the conference call will be available shortly after its conclusion through May 15, 2013 by dialing (404) 537-3406. The code to access the replay is 35887651. The conference call will also be available for replay at www.pnkinc.com.

Non-GAAP Financial Measures

Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDA margin, Adjusted net income (loss), and Adjusted income (loss) per share are non-GAAP measurements. The Company defines Consolidated Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, income (loss) from equity method investments, non-controlling interest and discontinued operations. The Company defines Adjusted net income (loss)

as net income (loss) before pre-opening and development expenses, asset impairment costs, impairment of equity method investment, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, income (loss) from equity method investment, non-controlling interest and discontinued operations and adjustment for taxes on such items. The Company defines Adjusted income (loss) per share as Adjusted net income (loss) divided by the weighted-average number of shares of the Company’s common stock outstanding. The Company defines Consolidated Adjusted EBITDA margin as Consolidated Adjusted EBITDA divided by revenues on a consolidated basis. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historical activity.

The Company uses Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin as relevant and useful measures to compare operating results between accounting periods. The presentation of Consolidated Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of its business and is especially relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Management eliminates the results from discontinued operations as they are discontinued. Management also reviews pre-opening and development expenses separately, as such expenses are also included in total project costs when assessing budgets and project returns, and because such costs relate to anticipated future revenues and income. Management believes some investors consider Consolidated Adjusted EBITDA to be a useful measure in determining a company’s ability to service or incur indebtedness, service debt, and fund capital expenditures, acquisitions and operations and for estimating a company’s underlying cash flows from operations before capital costs, taxes and capital expenditures. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value of companies within our industry. Consolidated Adjusted EBITDA also approximates the measures used in the debt covenants within the Company’s debt agreements. Consolidated Adjusted EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using other comparative measures to assist in the evaluation of operating performance.

Adjusted net income (loss) is presented solely as supplemental disclosure, as this is one method that management reviews and uses to analyze the performance of its core operating business. For many of the same reasons mentioned above relating to Consolidated Adjusted EBITDA, management believes Adjusted net income (loss) and Adjusted income (loss) per share are useful analytic tools as they enable management to track the performance of its core casino operating business separate and apart from factors that do not impact decisions affecting its operating casino properties, such as impairments of intangible assets or costs associated with the Company’s development activities. Management believes Adjusted net income (loss) and Adjusted income (loss) per share are useful to investors since these adjustments provide a measure of performance that more closely resembles widely used measures of performance and valuation in the gaming industry. Adjusted net income (loss) and Adjusted income (loss) per share do not include the costs of the Company’s development activities, certain asset sale gains, or the costs of its refinancing activities, but the Company compensates for these limitations by using other comparative measures to assist in evaluating the performance of its business.

EBITDA measures, such as Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin, Adjusted net income (loss) and Adjusted income (loss) per share are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” tables for a reconciliation of Consolidated Adjusted EBITDA to Income (loss) from continuing operations, a reconciliation of GAAP net income to Adjusted net income (loss), a reconciliation of GAAP income (loss) per share to Adjusted income (loss) per share and a reconciliation of Consolidated Adjusted EBITDA margin to Income (loss) from continuing operations margin.

Definition of Adjusted EBITDA and Adjusted EBITDA Margin for Operating Segments

The Company defines Adjusted EBITDA for each operating segment as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, gain (loss) on sale of discontinued operations, and discontinued operations. The Company defines Adjusted EBITDA margin for each operating segment as Adjusted EBITDA divided by revenues for such segment. The Company uses Adjusted EBITDA and Adjusted EBITDA margin to compare operating results among its properties and between accounting periods.

About Pinnacle Entertainment

Pinnacle Entertainment, Inc. owns and operates seven casinos, located in Louisiana, Missouri, and Indiana, and a racetrack in Ohio. In addition, Pinnacle is redeveloping River Downs in Cincinnati, Ohio into a gaming entertainment facility, owns a minority equity interest in Asian Coast Development (Canada) Ltd., and holds a majority interest in the racing license owner, as well as a management contract, for Retama Park Racetrack outside of San Antonio, Texas.

On December 20, 2012, the Company agreed to acquire Ameristar Casinos, Inc. in an all cash transaction valued at $26.50 per Ameristar share or total consideration of $2.8 billion including assumed debt. Ameristar owns and operates casino facilities in St. Charles near St. Louis, Mo.; Kansas City, Mo.; Council Bluffs, Iowa; Black Hawk, Colo.; Vicksburg, Miss.; East Chicago, Ind.; and the Jackpot properties in Jackpot, Nev.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the Company’s future operating performance; future growth; ability to implement strategies to improve revenues and operating margins at the Company’s properties; the transaction between the Company and Ameristar and the timing and ability to close the transaction with Ameristar; the expected synergies and benefits of a potential combination of the Company and Ameristar, including the expected accretive effect of the merger on the Company’s financial results and profit; the anticipated benefits of geographic diversity that would result from the merger and the expected results of Ameristar’s gaming properties, prospective performance and opportunities; the Company’s ability to successfully implement marketing programs to increase revenue at the Company’s properties; the Company’s ability to achieve the expected financial objectives and returns of its L’Auberge Baton Rouge property; the Company’s ability to improve operations and performance at Boomtown New Orleans; the budgets, completion and opening schedules of the Company’s various projects; the facilities, features and amenities of the Company’s various projects; the ability of the Company to sell or otherwise dispose of discontinued operations; the ability of the Company to close the transaction to sell the Company’s Atlantic City land holdings, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors and uncertainties that could cause actual results to differ materially from those reflected by such statements. Such factors and uncertainties include, but are not limited to: (a) the Company’s business may be sensitive to reductions in consumers’ discretionary spending as a result of downtowns in the economy; (b) the global financial crisis may have an impact on the Company’s business and financial condition in ways that the Company currently cannot accurately predict; (c) significant competition in the gaming industry in all of the Company’s markets could adversely affect the Company’s revenues and profitability; (d) many factors, including the escalation of construction costs beyond increments anticipated in its construction budgets and unexpected construction delays, could prevent the Company from completing its various projects within the budgets and on time, including the L’Auberge Lake Charles, the Boomtown New Orleans hotel project, the River City expansion project and the River Downs project; (e) the timing to consummate the transaction between the Company and Ameristar; (f) the ability and timing to obtain required regulatory approvals (including approval from gaming regulators) for the transaction with Ameristar and satisfy or waive other closing conditions; (g) the possibility that the merger with Ameristar does not close when expected or at all; or that the companies may be required to modify aspects of the merger to achieve regulatory approval; (h) the Company’s ability to realize the synergies contemplated by a potential transaction with Ameristar; (i) the Company’s ability to promptly and effectively integrate the business of the Company and Ameristar; (j) the requirement to satisfy closing conditions to the merger with Ameristar as set forth in the merger agreement, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (k) uncertainties in the global economy and credit markets and its potential impact on the Company’s ability to finance the transaction; (l) the outcome of any legal proceedings that may be instituted in connection with the transaction with Ameristar; (m) the ability to retain certain key employees of Ameristar; (n) that there may be a material adverse change of the Company or Ameristar, or the respective businesses of the Company or Ameristar may suffer as a result of uncertainty surrounding the transaction; (o) the Company’s ability to fund the transaction with Ameristar; (p) the terms of the Company’s credit facility and the indentures governing its senior and subordinated indebtedness impose operating and financial restrictions on the Company; (q) the Company faces many risks associated with its investment in ACDL, which is developing a complex of integrated resorts in Vietnam, such as ACDL’s ability to open the first phase of the first integrated resort, to determine who the operator will be on a timely basis, and to raise capital to fund the development of the phases of the planned resort complex, among other risks; (r) many factors, including the escalation of construction costs beyond increments anticipated in construction budgets, could prevent ACDL from completing its Ho Tram development project within budget and on time and as required by the conditions of its investment certificate in Vietnam; (s) ACDL will have to obtain all necessary approvals for completing the Ho Tram development project, including gaming and regulatory approvals, some of which are beyond its control; (t) the Company may experience delays in closing the transaction to sell the Company’s Atlantic City land holdings due to circumstances beyond its control; and (u) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

Belterra, Boomtown, Casino Magic, Heartland Poker Tour, L’Auberge Lake Charles, L’Auberge Baton Rouge, Lumière Place, River City, and River Downs are registered trademarks of Pinnacle Entertainment, Inc. All rights reserved.

Investor Relations	Media Relations
Vincent J. Zahn, CFA	Kerry Andersen
Vice President, Finance and Investor Relations	Director, Public Relations
702/541-7777 or investors@pnkmail.com	337/395-7631 or kandersen@pnkmail.com

- financial tables follow -

Pinnacle Entertainment, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data, unaudited)

	For the three months ended March 31,
	2013	2012
Revenues:
Gaming	$277,184	$259,662
Food and beverage	17,408	16,201
Lodging	7,974	8,522
Retail, entertainment and other	10,073	8,600

	312,639	292,985

Expenses and other costs:
Gaming	156,209	142,839
Food and beverage	15,268	14,572
Lodging	4,890	4,365
Retail, entertainment and other	4,198	4,055
General and administrative	60,081	54,648
Depreciation and amortization	28,002	26,246
Pre-opening and development costs	7,561	2,758
Write-downs, reserves and recoveries, net	314	8

	276,523	249,491

Operating income	36,116	43,494
Net interest expense, net of capitalized interest	(28,670)	(21,918)
Loss on early extinguishment of debt	—	(20,718)
Loss from equity method investment	(92,181)	(1,595)

Loss from continuing operations before income taxes	(84,735)	(737)
Income tax (expense) benefit	(611)	411

Loss from continuing operations	(85,346)	(326)
Loss from discontinued operations, net of income taxes	(45)	(683)

Net loss	$(85,391)	$(1,009)

Net loss per common share—basic
Loss from continuing operations	$(1.46)	$(0.01)
Loss from discontinued operations, net of income taxes	(0.00)	(0.01)

Net loss per common share—basic	$(1.46)	$(0.02)

Net loss per common share—diluted
Loss from continuing operations	$(1.46)	$(0.01)
Loss from discontinued operations, net of income taxes	(0.00)	(0.01)

Net loss per common share—diluted	$(1.46)	$(0.02)

Number of shares—basic	58,339	62,187
Number of shares—diluted	58,339	62,187

Pinnacle Entertainment, Inc.

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	March 31, 2013	December 31, 2012
Assets
Cash and cash equivalents	$98,877	$101,792
Other assets, including restricted cash	191,170	272,615
Land, buildings, riverboats and equipment, net	1,718,585	1,695,978
Assets of discontinued operations held for sale	38,609	38,609

Total assets	$2,047,241	$2,108,994

Liabilities and Stockholders’ Equity
Liabilities, other than long-term debt	$231,006	$221,376
Long-term debt, including current portion	1,439,990	1,440,501

Total liabilities	1,670,996	1,661,877
Stockholders’ equity	376,245	447,117

Total liabilities and stockholders’ equity	$2,047,241	$2,108,994

Pinnacle Entertainment, Inc.

Supplemental Information

Property Revenues and Adjusted EBITDA,

Reconciliation of Consolidated Adjusted EBITDA to Loss from Continuing Operations, and

Reconciliation of Consolidated Adjusted EBITDA Margin

To Loss from Continuing Operations Margin

(In thousands, unaudited)

	For the three months ended March 31,
	2013	2012
Revenues
L’Auberge Lake Charles	$90,296	$96,852
St. Louis (a)	96,254	100,365
Boomtown New Orleans	30,872	32,942
L’Auberge Baton Rouge	36,693	—
Belterra Casino Resort	34,859	38,301
Boomtown Bossier City	20,957	22,623
Racetrack(b)	2,417	1,872
Other	291	30

Total Revenues	$312,639	$292,985

Adjusted EBITDA
L’Auberge Lake Charles	$26,910	$29,690
St. Louis (a)	24,955	25,684
Boomtown New Orleans	10,250	10,961
L’Auberge Baton Rouge	5,113	—
Belterra Casino Resort	6,365	8,017
Boomtown Bossier City	5,445	5,931
Racetrack(b)	(150)	(380)
Other	(29)	—

	78,859	79,903
Corporate expenses	(4,952)	(5,350)

Consolidated Adjusted EBITDA (c)	$73,907	$74,553
Reconciliation to Loss from Continuing Operations
Consolidated Adjusted EBITDA	$73,907	$74,553
Pre-opening and development costs	(7,561)	(2,758)
Non-cash share-based compensation	(1,914)	(2,047)
Write-downs, reserves and recoveries, net	(314)	(8)
Depreciation and amortization	(28,002)	(26,246)
Loss on equity method investment	(92,181)	(1,595)
Net interest expense, net of capitalized interest	(28,670)	(21,918)
Loss on early extinguishment of debt	—	(20,718)
Income tax benefit (expense)	(611)	411

Loss from continuing operations	$(85,346)	$(326)

Consolidated Adjusted EBITDA margin (c)	23.6%	25.4%
Loss from continuing operations margin	(27.3)%	(0.1)%

(a)	St. Louis includes operating results at Lumière Place, Four Seasons Hotel & Spa and River City Casino.
(b)	Racetrack includes operating results of River Downs Racetrack and from the management of operations of Retama Park Racetrack.
(c)	See discussion of Non-GAAP Financial Measures above for a detailed description of Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin.

Pinnacle Entertainment, Inc.

Supplemental Information

Loss from Discontinued Operations, Net of Income Taxes

(In thousands, unaudited)

	For the three months ended March 31,
	2013	2012
Atlantic City	$(458)	$(298)
Boomtown Reno	448	(386)
Other	(33)	(65)
Income taxes	(2)	66

Loss from discontinued operations, net of income taxes	$(45)	$(683)

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliations of GAAP Net Loss to Adjusted Net Income

and GAAP Net Loss Per Share to Adjusted Income Per Share

(In thousands, except per share amounts, unaudited)

	For the three months ended March 31,
	2013	2012
GAAP net loss	$(85,391)	$(1,009)
Pre-opening and development costs	7,561	2,758
Write-downs, reserves and recoveries, net	314	8
Loss on early extinguishment of debt	—	20,718
Impairment of equity method investment	92,181	—
Adjustment for taxes on above	(422)	(1,829)
Loss from discontinued operations, net of income taxes	45	683

Adjusted net income (a)	$14,288	$21,329

GAAP net income (loss) per share	$(1.46)	$(0.02)
Pre-opening and development costs	0.13	0.04
Write-downs, reserves and recoveries, net	0.01	0.00
Loss on early extinguishment of debt	—	0.33
Impairment of equity method investment	1.58	—
Adjustment for taxes on above	(0.01)	(0.03)
Loss from discontinued operations, net of income taxes	0.00	0.01

Adjusted income per share (a)	$0.25	$0.33

Number of shares—diluted	58,339	62,187

(a)	See discussion of Non-GAAP Financial Measures above for detailed descriptions of Adjusted net income and Adjusted income per share.

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